 Exhibit 99.2

AGREEMENT AND MUTUAL RELEASE

In connection with David S. Gellman’s (“Mr. Gellman”) resignation, effective as of December 14, 2018 (the “Effective Date”), as a member of the Board of Directors (the “Board”) and committees of the Board (collectively, “Board Committees”) of Limbach Holdings, Inc., a Delaware corporation (the “Company”), Mr. Gellman and the Company hereby enter into this agreement as of the Effective Date (this “Agreement”). Mr. Gellman and the Company will sometimes be referred to herein individually as a “Party” and collectively as the “Parties.”

As a further inducement for Mr. Gellman to resign as a director of the Company and from all Board Committees on which he presently serves, and in consideration of and in exchange for the foregoing promises and covenants, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, intending to be legally bound, as follows:

1.                  Mutual Release.

a.                   Upon the payment of the amounts set forth in Section 2 below, each Party, including, as applicable, each of their respective past and present owners, officers, directors, shareholders, members, managers, employees, principals, agents, representatives, attorneys, executors, administrators, heirs, benefits plans, parent companies, subsidiary companies, and affiliates, as well as all of their successors and assigns (collectively, a “Releasing Party”), knowingly, voluntarily, and unconditionally releases, remises, acquits, satisfies, and forever discharges the other Party, including, as applicable, each of their respective past and present owners, officers, directors, stockholders, members, managers, employees, principals, agents, representatives, attorneys, executors, administrators, heirs, benefits plans, parent companies, subsidiary companies, and affiliates, as well as all of their successors and assigns (collectively, a “Released Party”), from any and all causes of action, accounts, compensation, reckonings, specialties, controversies, agreements, promises, obligations, suits, choses in action, contracts, covenants, claims, counterclaims, third party claims, contribution claims, indemnity claims, bonds, bills, debts, dues, liability, sums of money, judgments, executions, damages, demands and rights whatsoever, in law or in equity, and any other rights, of any nature whatsoever, known or unknown that such Releasing Party has or may have (hereinafter, “Claims”) against the Released Party arising from or in any way related to Mr. Gellman’s service as a director or member of Board Committees of the Company.

b.                  The Parties understand and agree that this release is intended to be a general release and excludes only those claims under any statute or common law that the Parties are legally barred from releasing. The Parties understand and agree that the release does not include and the Parties hereto expressly reserve: (i) any claim that cannot be released or waived as a matter of law; (ii) any claim for or right to vested benefits under Company plans held by a Party on the date hereof, including but not limited to any vested restricted stock unit (or underlying common stock) held by a Party on the date hereof; (iii) any claim in respect of shares of the securities of any class of the Company beneficially owned, directly or indirectly, by Mr. Gellman (iv) any right to enforce any term of this Agreement; (v) any rights of indemnification or advancement of expenses under the Company’s current certificate of incorporation and/or bylaws; (vi) any rights of indemnification or advancement of expenses as a matter of Delaware General Corporation Law (the “DGCL”); (vii) any rights a Party may have to any director or officer insurance policy of the Company in existence on the date hereof; (viii) any claims based on acts or events occurring after each Party signs this letter; (ix) any challenge to the validity of the letter; and/or (x) any prohibition on the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission.

c.                   Furthermore, and notwithstanding the foregoing, neither Party is waiving or releasing the other Party from any Claims, arising from or relating to (i) any act, action, or inaction involving unlawful or criminal activity by such Party; (ii) any claim that cannot be released or waived as a matter of law (including but not limited to the DCGL and the common law interpreting the DCGL), including any matter brought by a third party claiming any breach of any duty owed to the Company or its stockholders; and (iii) any matter involving fraud .

2.                  Payment of Board Compensation. The Company agrees to pay and shall pay Mr. Gellman the cash fees that he would have received for Board service from the date of resignation through the Company’s 2019 Annual Meeting of stockholders by wire transfer as instructed by Mr. Gellman within one business day of the Effective Date, which the Parties agree shall be $25,315.07 (based on a June 2019 Annual Meeting date) in full satisfaction of any such amounts Mr. Gellman would have received for his Board service and any Board Committee service.

3.                  Acceleration of Vesting of Restricted Stock Units. The Company agrees to and hereby accelerates the vesting of the restricted stock units (“RSUs”) granted to Mr. Gellman on August 31, 2017 and April 13, 2018 so that the shares underlying those RSUs that would have vested on January 1, 2019 (a total of 2,133 shares of common stock) will vest on the Effective Date. Except for the accelerated vesting of the RSUs contemplated by this Section 3, any other equity award granted by the Company to Mr. Gellman at any time shall remain unchanged and un-amended, including without limitation the previous vesting of any other RSUs.

4.                  Direction Letter and Blanket Legal Opinion. The Parties have agree to the forms of direction letter to the Company’s transfer agent and blanket legal opinion set forth on Exhibit A hereto, the terms of which are incorporated herein by this reference, both of which have been delivered to the Company’s transfer agent. The Company agrees to use reasonable best efforts in order to give effect to those matters set forth on Exhibit A hereto.

5.                  Disclosure Matters. Mr. Gellman confirms that he has had a chance to review and approve the disclosures set forth in that certain form of Current Report on Form 8-K and a proposed press release, both of which are attached as Exhibit B hereto and the terms of which are incorporated herein by this reference. Other than expressly provided herein, no other public disclosure shall be made about Mr. Gellman’s resignation, this Agreement and the terms hereof.

6.                  Legal Expenses. Each of the Parties hereto agree to pay each Party’s own legal fees and expenses in connection with the matters related to this Agreement, except that the Company agrees to reimburse Mr. Gellman for his legal expenses related to this Agreement and all matters giving rise to this Agreement (against invoice, which the Company has accepted), in an amount not to exceed $20,000. Such reimbursement shall be made as Mr. Gellman shall direct by wire transfer within one business day of the Effective Date.

7.                  Indemnification. The Company represents and warrants that there is currently in effect a policy covering the directors of the Company (the “D&O Insurance Policy”). The Company covenants and agrees that it will cause its D&O Insurance Policy, and all renewals or replacements thereof, to provide uninterrupted coverage for Mr. Gellman, on the same terms as all other directors but not less than the terms and limits of coverage currently in effect, for the full period of Mr. Gellman’s service on the Board and any Board Committees. The Company further acknowledges that Mr. Gellman shall be provided, to the fullest extent of the law, the protection of Section 145 of the DCGL, Article Sixth of the Second Amended and Restated Certificate of Incorporation of the Company and Article IX of the Bylaws of the Company, in each case on such terms not less favorable than those existing as of the Effective Date.

8.                  Tax Treatment of This Agreement. The intent of the Parties is that payments and benefits under this Agreement be either exempt from the Internal Revenue Code of 1986, as amended (the “Code”) Section 409A or comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered consistent with such intent. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to Mr. Gellman (should he be deemed a “specified employee” shall be paid on the first business day after the date that is six (6) months following Mr. Gellman’s separation from service (or upon the his death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Mr. Gellman pursuant to this Agreement, which constitutes deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in this Agreement shall be construed as a guarantee of any particular tax effect. The Company does not guarantee that this Agreement or the payments or benefits will be exempt from or in compliance with the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by Mr. Gellman on account of any payment or benefit being subject to, but not in compliance with, Code Section 409A.

9.                  Non-Disparagement. Each Party covenants and agrees that it shall not at any time, either by conversation or any other oral expression, by letter or any other written expression, or by any other overt act of communication or publication, privately or publicly, disparage or impugn the reputation, integrity or character of the other Party to this Agreement (collectively, “Disparaging Statements”). For purposes of the Company’s obligations under this Section 9, the Company also agrees it shall use good faith efforts to prohibit each of its current and future officers and members of its Board from making any Disparaging Statements. Notwithstanding the foregoing, this Section 9 shall not in any way prevent the Parties from disclosing any information if required by law or necessary as a matter of any legal process, including but not limited to responding to a lawful subpoena or court order requiring disclosure of information or in connection with any litigation between the Parties arising out of or relating to this Agreement or otherwise; or disclosing the terms of this Agreement to each of the Parties’ attorneys, accountants, advisors or insurance companies.

10.              Contractual Agreement; Binding Effect; Amendment. This Agreement is contractual and shall bind the Parties’ heirs, personal representatives, successors, assigns, and estates, and shall inure to the benefit of each of them. Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by the Parties.

11.              Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and supersedes any and all prior or contemporaneous agreements or understandings between them with respect to the subject matter of this Agreement.

12.              Severability. Should any provision of this Agreement be declared invalid, illegal, or unenforceable, such provision shall immediately become null and void, and shall be deemed severed from this Agreement, leaving the remainder of the Agreement in full force and effect as if it did not contain the particular portion or provision held to be void.

13.              Further Documents. The Parties agree to execute and deliver all notices, documents, instruments, agreements, and/or other documents reasonably requested by a Party necessary to effectuate the intent and purpose of this Agreement.

14.              Governing Law; Venue. This Agreement shall be interpreted, enforced, and governed under the laws of Delaware, without regard to the principles of conflicts of law. The Parties consent to the exclusive jurisdiction and venue of the federal and state courts located in New York City, New York for the purposes of implementing and enforcing the terms and conditions of the Agreement and for the purpose of adjudicating all disputes among the Parties that may arise under the provisions of this Agreement.

15.              Specific Performance. The Parties expressly agree that each Party is entitled to specific performance as a remedy for any breach of this Agreement (which remedy shall not be exclusive of any other remedies that a Party may pursue whether consecutively, concurrently, or at any other time).

16.              No Reliance. By voluntarily executing this Agreement, each Party affirms that he or it has had this Agreement explained by their respective attorneys or has had the opportunity to seek and rely upon the advice of counsel of its own choosing. Each Party is relying on his or its own judgment, and has not relied upon any recommendation, statement, representation, promise, inducement, or agreement not expressly contained within this Agreement of any other Party or his, hers, or its attorney. By voluntarily executing this Agreement each Party confirms his or its competence to understand and accept the terms of this Agreement as resolving fully all differences, disputes and claims within the scope of the Agreement.

17.              Counterparts/PDF. This Agreement may be executed in any number of counterparts by the Parties and in separate counterparts, each of which when signed and delivered by any means, including mail, email, or facsimile, shall be deemed to be an original, and all of which, taken together, shall constitute one and the same Agreement. Any PDF signed and delivered by e-mail by a Party shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement effective as of the date first written above:

LIMBACH HOLDINGS, INC.		DAVID S. GELLMAN

By:	/s/ Charles A. Bacon, III	/s/ David S. Gellman
Name:	Charles A. Bacon, III
Title:	Chief Executive Officer

Exhibit A
Direction Letter and Blanket Legal Opinion

Exhibit B
Disclosure Matters